UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2009

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

531 Flanders Filters Road, Washington, NC	27889
(Address of principal executive offices)	(Zip Code)

(252) 956-8081

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 15, 2009, Jeffrey Korn, a member of the Board of Directors (the “Board”) of Flanders Corporation (the “Company”), informed the Company that he is resigning from the Board immediately due to time constraints. Mr. Korn has served as a member of the Board since December 2007 and, prior to his resignation, was serving as a member of the Company’s Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Korn’s resignation did not relate to any disagreements with the Board of Directors or management of the Company or disagreements with respect to matters related to the operations, policies or practices of the Company.

Due to the resignation of Mr. Korn, the Company has notified, and expects to receive written notification from, The NASDAQ Stock Market that the Company no longer complies with NASDAQ’s majority independent board and audit committee composition requirements set forth in NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A), which require listed companies to maintain (A) an independent majority of the board and (B) an audit committee comprised of at least three members, all of whom must be independent, respectively. Consistent with NASDAQ Listing Rules 5605(b)(1)(A) and 5605(c)(4)(B), NASDAQ will provide the Company with a cure period lasting until the 2010 annual meeting of stockholders in order to regain compliance.

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 3.01 is hereby incorporated by reference into this Item 5.02(b).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Document Description

99.1	Press release dated December 16, 2009 entitled “Flanders Announces Board of Director Resignation”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 16, 2009	FLANDERS CORPORATION

	By:	/S/ JOHN OAKLEY
John Oakley
Chief Financial Officer

EXHIBIT INDEX

PRESS RELEASE

99.1	Press release dated December 16, 2009 entitled “Flanders Announces Board of Director Resignation”

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